UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 10, 2011

VERSANT CORPORATION

(Exact name of Registrant as Specified in its Charter)

California	000-28540	94-3079392
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

255 Shoreline Drive, Suite #450

Redwood City, CA  94065

(Address of Principal Executive Offices, including Zip Code)

(650) 232-2400

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On March 10, 2011, Versant Corporation (“Versant” or the “Company”) and Jochen Witte, the Company’s President and Chief Executive Officer and the managing director of its Versant GmbH subsidiary, agreed to Mr. Witte’s resignation from these positions and entered into a separation agreement.  Under this separation agreement, Mr. Witte will continue to serve as a part-time employee at a salary of €9,000 per month and assist in transitioning his responsibilities to Versant’s new Interim Chief Executive Officer, Bernhard Woebker until June 30, 2011 (the “Termination Date”), when Mr. Witte’s employment will terminate.  Mr. Witte will continue to serve on Versant’s Board of Directors and currently intends to stand for re-election to the Board at the Company’s 2011 annual meeting of shareholders.  The terms of Mr. Witte’s separation payment provide that, upon his termination, in exchange for a general release of claims, he will receive the following separation benefits: (i) a severance payment consisting of €216,000 (equivalent to approximately $300,200 U.S. Dollars based on recent exchange rates) plus a bonus of approximately €65,768 (equivalent to approximately $91,400 U.S. Dollars based on recent exchange rates), less applicable deductions and withholding; (ii) the vesting of Mr. Witte’s Versant stock options will be accelerated by 12 months of vesting; and (iii) his outstanding Versant stock options will continue to be exercisable until March 31, 2012.  Pursuant to the separation agreement Versant will also repurchase approximately 62,545 shares of Versant common stock owned by Mr. Witte (including 15,120 shares owned by his spouse) at a price of $13.50 per share, reflecting recent market trading prices of Versant’s common stock.

(c)           Effective March 10, 2011, Mr. Bernhard Woebker, was appointed as the Company’s Interim President and Chief Executive Officer and as Managing Director of Versant GmbH.  Mr. Woebker will initially be paid a base salary at the rate of €216,000 per year. He may also be eligible for a future discretionary bonus and stock option grants as may be determined by the Compensation Committee of the Board of Directors. Mr. Woebker is 61 years of age and has served as a director of Versant since June 2005 and was previously a director of the Company from June 1999 until the Company’s merger with Poet Holdings, Inc. in March 2004.  Mr. Woebker has served as a member of the Audit Committee of the Board. Mr. Woebker has been a consultant to various investment banking and venture capital firms in Europe and the United States since late 1999. From January 1999 until July 2001, he served as Executive Vice President of the Company and from March 1997 until January 1999 he served as the Company’s Vice President and General Manager in Europe. From 1994 to March 1997, he was the President of Versant Object Technology GmbH, an independently-owned distributorship for Versant products in Europe, which was acquired by Versant in March 1997. From 1976 until 1994, Mr. Woebker held a variety of positions in Germany and the United States with Nixdorf Computer AG, Nixdorf Computer Engineering Corp. and Siemens Nixdorf Informationssysteme AG, all information technology companies, including the position of President and CEO of Nixdorf Computer Engineering Corp. in Boston, Massachusetts from 1986 to 1989. Mr. Woebker has also served as Senior Vice President, Pyramid Technology Corp. in Europe and as Vice President, NeXT Computer, Inc. in Europe. From March 2010 to September 2010, Mr. Woebker served on the board of directors of Intershop AG, a provider of e-commerce solutions. Mr. Woebker received a Masters of Science degree in Mathematics and Computer Science from the University of Hannover.

Mr. Woebker is party to a standard form of indemnification agreement with Versant that provides that he will be indemnified against certain liabilities that may arise by reason of his service as a director or executive officer of Versant. The Company also purchases insurance to cover claims or a portion of any claims made against its directors and executive officers. In addition, the Company’s Articles of Incorporation and Bylaws contain provisions that limit the liability of directors and require the Company to indemnify directors and executive officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceedings arising out of their services to the Company. Under those Articles of Incorporation, as permitted under the California General Corporation Law, directors are not liable to the Company or its shareholders for monetary damages arising from a breach of their fiduciary duty of care as directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSANT CORPORATION

Date: March 10, 2011	By:	/s/ Jerry Wong
Jerry Wong, Chief Financial Officer